Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

TAILWIND TWO ACQUISITION CORP.

The undersigned, for purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, does execute this Certificate of Incorporation and does hereby certify as follows:

*    *    *    *    *

ARTICLE I

The name of the Corporation is Tailwind Two Acquisition Corp. (hereinafter called the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 350,000,000, of which (i) 300,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 50,000,000 shares shall be a class designated as preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class then-outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth hereafter in, this Article IV.

A. Common Stock

Subject to all the rights, powers and preferences of the Preferred Stock and except as otherwise required by law or provided in this Certificate (or in any certificate of designations of any series of Preferred Stock):

(a) the holders of Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any certificate of designations of any series of Preferred Stock or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the board of Directors (the “Board of Directors”), in its discretion, or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed ratably in proportion to the number of shares held by each stockholder.

B. Preferred Stock

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, at any time and from time to time, to provide by resolution or resolutions for, out of the unissued shares of Preferred Stock, the issuance of the shares of Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to fix the number of shares constituting each such series, the designation thereof, and the powers (including voting powers, full or limited, or no voting powers), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. Except as otherwise provided by any certificate of designations of any series of Preferred Stock then outstanding or by law, no holder of any shares of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. Any shares of any class or series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors or any authorized committee thereof, subject to the conditions and restrictions on issuance set forth in this Certificate or in such resolution or resolutions.

ARTICLE V

Stockholder Action

1. Action without Meeting. Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Preferred Stock then outstanding) with respect to the holders of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a consent of stockholders in lieu thereof. Notwithstanding anything herein to the contrary, the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and the affirmative vote of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class, shall be required to amend or repeal any provision of this Article V, Section 1.

2. Special Meetings. Except as otherwise required by law and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class, shall be required to amend or repeal any provision of this Article V, Section 2.

ARTICLE VI

Directors

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided in this Certificate or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the by-laws of the Corporation (the “By-laws”) shall so provide.

3. Number of Directors; Term of Office. The total number of Directors constituting the whole Board of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors (other than those who may be elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be classified, with respect to the term for which they severally hold office, into three classes designated Class I, Class II and Class III, respectively, among which the total number of Directors shall be apportioned as nearly equally as practicable. The Board is authorized to assign members of the Board to their respective class at the time such classification becomes effective. The initial Class I Directors shall initially serve for a term expiring at the first annual meeting of stockholders to be held following the effectiveness of this Certificate, the initial Class II Directors shall initially serve for a term expiring at the second annual meeting of stockholders to be held following the effectiveness of this Certificate , and the initial Class III Directors shall initially serve for a term expiring at the third annual meeting of stockholders to be held following the effectiveness of this Certificate . At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third annual meeting of stockholders following their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock shall have the right, either separately or together with the holders of one or more other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

Notwithstanding anything herein to the contrary, the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class, shall be required to amend or repeal any provision of this Article VI, Section 3.

4. Vacancies and Newly-Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all newly-created directorship on the Board of Directors that results from an increase in the number of directors or vacancies in the Board of Directors, however occurring, including, without limitation, the death, resignation, or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such

Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, when the total number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to remove any Director whom such holders have the right to elect, and any Director (including persons elected by Directors to fill newly-created directorships or any vacancies in the Board of Directors) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at such meeting.

ARTICLE VII

Limitation of Liability

To the fullest extent permitted by law, no Director of the Corporation will be personally liable to the Corporation or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a Director. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors of corporations, then the liability of each Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any limitation of personal liability or other right or protection of a Director existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification.

Notwithstanding anything herein to the contrary, the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class, shall be required to amend or repeal any provision of this Article VII.

ARTICLE VIII

Competition and Corporate Opportunities

1. For purposes of this Article VIII:

(a) “Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person;

(b) “Affiliated Entity” shall mean (i) any Person (other than the Corporation and any Person that is controlled by the Corporation) of which a Non-Employee Director serves as a director, manager, officer, employee, agent or other representative, (ii) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (iii) any Person that controls, is controlled by or is under common control with any of the foregoing, including any investment fund or vehicle under common management with any of the foregoing;

(c) “Identified Person” shall mean any Non-Employee Director or any of his or her Affiliates or Affiliated Entities;

(d) “Non-Employee Director” shall mean any Director who is not an employee of the Corporation; and

(e) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

2. In recognition and anticipation that Non-Employee Directors and their respective Affiliates and Affiliated Entities may now or in the future engage (whether by investment, by providing services as a director or advisor or in any other capacity, or otherwise) in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage, or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its stockholders, Directors and officers in connection therewith.

3. To the fullest extent permitted by law, no Identified Person shall have any duty to refrain from directly or indirectly (a) engaging in and possessing interests in other business ventures engaged in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has historically engaged, now engages or proposes to engage at any time or (b) otherwise competing with the Corporation or any of its Affiliates, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other Person and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or any of its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any transaction or business opportunity which may be a corporate opportunity for an Identified Person and for the Corporation or any of its Affiliates, except as provided in Section 4 of this Article VIII. Subject to Section 4 of this Article VIII, in the event that any Identified Person acquires knowledge of a potential transaction or business opportunity which may be a corporate opportunity for itself, herself or himself and for the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or business opportunity to the Corporation or any of its Affiliates or stockholders and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its stockholders or to any Affiliate of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate, present or offer such corporate opportunity to the Corporation or any of its Affiliates or stockholders.

4. In addition to and notwithstanding the foregoing provisions of this Article VIII, a transaction or business opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a transaction or business opportunity (a) that the Corporation is not financially or legally able or contractually permitted to undertake, (i) that, by its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (ii) in which the Corporation has no (and would not reasonably be expected to have any) interest or reasonable expectancy. Notwithstanding the foregoing, the Corporation is not renouncing any interest in a corporate opportunity offered to a Non-Employee Director if such opportunity is expressly offered to such person (in writing) solely in his or her capacity as a director of the Corporation.

5. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

6. Any amendment, repeal or modification of this Article VIII, or adoption, amendment or modification of any other provision of this Certificate (or of any certificate of designations of any series of Preferred Stock) that is inconsistent with this Article VIII, shall not eliminate or reduce the effect of this Article VIII with respect to any transaction or business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal, modification or adoption. This Article VIII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any Director or officer of the Corporation under this Certificate, the By-laws, or any other agreement or instrument by the Corporation or any of its subsidiaries providing for indemnification or advancement of expenses to such Director or officer, or applicable law.

Notwithstanding anything herein to the contrary, the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, and the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of each class entitled to vote thereon as a class, voting separately as a class, shall be required to amend or repeal any provision of this Article VIII.

ARTICLE IX

Amendment of By-Laws

1. Amendment by Directors. Except as otherwise required by law or provided in any certificate of designations of any series of Preferred Stock, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office, without the assent or vote of any stockholder.

2. Amendment by Stockholders. Except as otherwise provided therein, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of the holders of not less than two thirds (2/3) of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the holders of at least a majority of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE X

Amendment of Certificate of Incorporation; Severability

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by law and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the holders of at least a majority of the total voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of the holders of at least a majority of the total voting power of the then-outstanding shares of each class of capital stock of the Corporation entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

If any provision of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XI

Business Combinations

1. Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE XII

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought or purportedly brought on behalf of the Corporation, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or any of the Corporation’s stockholders, or any claim for aiding and abetting such an alleged breach, (c) any action or proceeding asserting a claim (i) arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, this Certificate (as it may be amended or restated from time to time), or the By-laws (as they may be amended or restated from time to time), or to interpret, apply, enforce or determine the validity of this Certificate (as it may be amended or restated) or the By-laws (as they may be amended or restated from time to time), or (ii) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (d) any action or proceeding asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the DGCL, this Certificate (as it may be amended or restated from time to time) or the By-laws (as they may be amended or restated from time to time), (e) any action or proceeding asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware or (f) any action or proceeding asserting an “internal corporate claim” as defined in Section 115 of the DGCL; provided, however, that the foregoing shall not apply to any claim (A) as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, including for the avoidance of doubt, any claim arising under the Securities Exchange Act of 1934, as amended or (C) arising under the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless the Corporation consents in writing to the selection of an alternative forum. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

ARTICLE XIII

Facts Ascertainable

When the terms of this Certificate refers to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder of the Corporation who makes a request therefor.

ARTICLE XIV

Sole Incorporator

The name and mailing address of the sole incorporator is as follows:

Chris Hollod	150 Greenwich Street, 29th Floor
New York, NY 10006

[End of Text]

IN WITNESS WHEREOF, the Sole Incorporator has caused this Certificate of Incorporation to be executed on this 25 day of March, 2021.

By:	/s/ Chris Hollod
Name:	Chris Hollod
Sole Incorporator